SCHEDULE 14A INFORMATION
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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AVALONBAY COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), will be held on Wednesday, May 11, 2005 at 9:00 a.m. local time at the Hilton Alexandria Old Town, 1767 King Street, Alexandria, VA, 22314, for the following purposes:

1.      To elect eight directors to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualify from among the following nominees: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams.

2.      To vote on ratifying the Company’s selection of Ernst & Young LLP as its independent auditors for 2005.

3.      To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The Board of Directors has fixed the close of business on March 9, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors
Edward M. Schulman
Secretary
Alexandria, Virginia
April 1, 2005

Proxy Statement
Table of Contents

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314

PROXY STATEMENT

FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2005

April 1, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), for use at the 2005 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 11, 2005 at 9:00 a.m. local time at the Hilton Alexandria Old Town, 1767 King Street, Alexandria, VA, 22314, and at any postponements or adjournments thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to: (1) vote upon the election of eight directors of the Company,  (2) vote on ratifying the selection of Ernst & Young LLP as its independent auditors for 2005, and (3) transact such other business as may be properly brought before the Annual Meeting.

I.   GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 1, 2005. The Board of Directors has fixed the close of business on March 9, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 72,890,450 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Common Stock held.

The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more proposals, such broker or nominee does not have discretionary voting power to vote such share.

Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., “in street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “By Internet” instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Telephone — If you live in the United States or Canada, you may submit your proxy by following the “By Telephone” instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Mail — You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the eight nominees for director of the Company named in this Proxy Statement and FOR the ratification of the Company’s selection of Ernst & Young as its independent auditors for 2005. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

The Company’s 2004 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2004, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.avalonbay.com).

II. PROPOSALS

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors consists of eight members. The Board has nominated for election each of the eight current directors. Accordingly, eight nominees will stand for election at the Annual Meeting and if elected will serve until the 2006 annual meeting of stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Gilbert M. Meyer, Charles D. Peebler, Jr., Lance R. Primis, Allan D. Schuster and Amy P. Williams (the “Nominees”). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed Proxy Card. The affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required to elect a Nominee. Accordingly, a vote withheld from a Nominee (i.e., an abstention) will have the same effect as a vote against the Nominee. Because there are eight Nominees for eight Board positions, if a Nominee who is currently a director fails to receive the affirmative vote of the holders of a majority of all outstanding shares of Common Stock, then the Nominee will remain a director until such director’s successor is duly elected and qualifies.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees

The following table sets forth certain information with respect to the Nominees for election as directors at the Annual Meeting based on information furnished to the Company by each Nominee.

Unless otherwise specified, the following information is as of February 1, 2005 and is based upon 72,674,397 shares of Common Stock outstanding at the close of business on such date.

Name of Nominee	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class
Bryce Blair	46	2001	493,146	(2)	*
Bruce A. Choate	57	1994	59,425	(3)	*
John J. Healy, Jr.	58	1996	67,894	(4)	*
Gilbert M. Meyer	60	1978	1,437,607	(5)	1.97%
Charles D. Peebler, Jr.	68	2001	34,432	(6)	*
Lance R. Primis	58	1998	7,218		*
Allan D. Schuster	63	1998	53,409	(7)	*
Amy P. Williams	48	2001	27,818	(8)	*

*                    Less than one percent.

(1)          Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.

(2)          Includes (i) 343,519 shares issuable upon the exercise of stock options that vest on or before April 2, 2005 and (ii) 535 shares held indirectly for minor children.

(3)          Includes (i) 32,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, and (ii) 20,925 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Company’s 1994 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”).

(4)          Includes (i) 51,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, and (ii) 16,894 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5)          Includes (i) 342,400 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, (ii) 1,056,565 shares owned jointly with spouse, and (iii) 38,642 shares issuable in the future under deferred stock awards granted to Mr. Meyer in lieu of restricted stock awards pursuant to elections made under the Stock Incentive Plan.

(6)          Includes (i) 21,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, and (ii) 8,432 shares issuable in the future under deferred stock awards granted to Mr. Peebler pursuant to an election under the Stock Incentive Plan.

(7)          Includes (i) 31,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, and (ii) 10,851 shares issuable in the future under deferred stock awards granted to Mr. Schuster in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(8)          Includes 21,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005.

The following biographical descriptions set forth information with respect to the Nominees for election as directors, based on information furnished to the Company by each Nominee. There is no family relationship between any director, Nominee, or executive officer of the Company.

Employee Director:

Bryce Blair has been a director of the Company since May 2001. Mr. Blair has also served as the Company’s Chairman of the Board since January 1, 2002, Chief Executive Officer since February 1, 2001 and President from September 2000 through February 23, 2005. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the merger of the Company and Avalon Properties, Inc. (“Avalon Properties”) in June 1998 (the “Merger”), the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair worked for the Northeast Group of Trammell Crow Residential (“TCR”) from 1985 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Mr. Blair received his Masters degree in Business Administration from Harvard Business School in 1985. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the Urban Land Institute (“ULI”), the National Multi Housing Council (“NMHC”), Young Presidents Organization ( “YPO”), and the National Association of Real Estate Investment Trusts (“NAREIT”), where he is on the Board of Governors. Mr. Blair has been nominated to stand for election to the Board of Directors of CarrAmerica Realty Corporation at its annual meeting of shareholders, scheduled for April 28, 2005.

Non-Employee Directors:

Bruce A. Choate has been a director of the Company since April 1994. In December, 2002, Mr. Choate was elected to the Board of Directors of Watson Land Company, a privately-held real estate investment trust (“REIT”) in Carson, California. At that time, Mr. Choate was also appointed as its President and Chief Executive Officer. Prior to December 2002, Mr. Choate had served since 1991 as Watson Land Company’s Chief Financial Officer. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds membership in the ULI, NAREIT, the Real Estate Investment Advisory Council, The Real Estate Round Table, and the National Association of Industrial and Office Property, and he serves on the Board of Directors of the Los Angeles Area Chamber of Commerce.

John J. Healy, Jr. has been a director of the Company since 1996. Mr. Healy is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the boards of AMB Alliance Fund III (Independent Council) and The Rosalind Russell Research Center for Arthritis (UCSF). Memberships in professional associations include: ULI (Affordable Housing Council), American Society of Real Estate Counselors (CRE), and American Institute of Real Estate Appraisers (MAI).

Gilbert M. Meyer has been a director of the Company since 1978. Mr. Meyer is the Company’s founder and has been continuously involved with the Company as an executive officer, director and/or stockholder since 1978. Mr. Meyer served as Executive Chairman of the Company from the date of the Merger until his retirement from that position in May 2000. Prior to the completion of the Merger, Mr. Meyer served as the Company’s Chairman, President and Chief Executive Officer. Mr. Meyer is also the founder and remains a major stockholder and President of Greenbriar Homes Communities, Inc., a private for-sale, single-family home building company in Northern California. He is also a member of the Haas School of Business Advisory Board, University of California at Berkeley, a member of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley, and a member of the boards of various philanthropic non-profit organizations.

Charles D. Peebler, Jr. has been a director of the Company since May 2001. Mr. Peebler is Managing Director of Plum Capital L.L.C., a venture capital firm concentrating on media content investments. Prior to joining Plum Capital in April 1999, Mr. Peebler was, from December 1997 to April 1999, President of True North Communications, Inc., a worldwide advertising agency holding company. Prior to that position, Mr. Peebler had served for many years as President of Bozell, Jacobs, Kenyon & Eckhardt, a worldwide advertising agency which was acquired by True North in 1997. Mr. Peebler currently serves on the Board of Directors of Valmont Industries, Meredith Corporation, EOS International, Inc., Hotlink Inc., and mPuls. Mr. Peebler also has served on the Board of Directors of several advertising and media associations and is a past president of the Chief Executives Organization.

Lance R. Primis has been a director of the Company since June 1998. Effective January 1, 2003, Mr. Primis was designated the Lead Independent Director of the Company (see “Board of Directors and its Committees—Lead Independent Director”). Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer, which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. From April 1998 to September 2000, Mr. Primis served as co-founder and Chairman of PressPoint, Inc., a start-up enterprise that engaged in the digital transmission of newspapers through a digital satellite network. In September 2000, PressPoint, Inc. ceased operations and subsequently filed for bankruptcy under Chapter 7 of the federal bankruptcy laws. In addition, Mr. Primis is a member of the Board of Directors of Torstar Corporation, Metro International S.A., and Plum Holdings, LLC.

Allan D. Schuster has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through June 1998. Mr. Schuster has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company’s investment activities in commercial and agricultural real estate. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years of that term he was Managing Director of Citicorp Real Estate, Inc. Mr. Schuster is a member of the Appraisal Institute and the ULI.

Amy P. Williams has been a director of the Company since May 2001. Ms. Williams is Vice President, Finance & Planning, of Allstate Insurance Company, the largest publicly-traded personal lines insurer in the United States. Prior to assuming that office, Ms. Williams was Vice President, Corporate Strategy for Allstate. Prior to joining Allstate in 1999, Ms. Williams had been a Partner since 1996 at Mitchell Madison Group, a global management consulting firm, where she headed the Chicago office and led the merger integration practice. From 1992 to 1996, Ms. Williams was a member of the senior management team of USF&G, Inc., a multi-line insurer based in Baltimore, Maryland, and her positions there included Senior Vice President, Strategy, and Senior Vice President, Human Resources. Prior to joining USF&G, Ms. Williams was a Senior Engagement Manager in McKinsey & Company’s Chicago office. Ms. Williams has informed the Company that she will leave her position at Allstate at the end of May 2005.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

The Board recommends that the stockholders ratify the Company’s selection of Ernst & Young LLP (“Ernst & Young”) as its principal independent auditors for fiscal year 2005. Ernst & Young was also the Company’s principal independent auditors for fiscal year 2004. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2005, but will consider whether it should select other auditors for fiscal year 2006.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratifying the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2005 unless contrary instructions are set forth on the enclosed Proxy Card. A majority of the votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young. Accordingly, an abstention will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2005.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

III. CORPORATE GOVERNANCE AND RELATED MATTERS

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Conduct, which constitutes a “code of ethics” as defined by the SEC, that applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller, as well as to all other employees of the Company. The Company has also adopted a Conflict of Interest Policy applicable to directors. In addition, the Company has adopted Corporate Governance Guidelines. A copy of the Code of Conduct, the Conflict of Interest Policy and the Corporate Governance Guidelines may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.avalonbay.com). To the extent required by the rules of the SEC and the New York Stock Exchange (“NYSE”), we will disclose amendments and waivers relating to these documents in the same place on our website.

Board of Directors and its Committees

Board of Directors.   The Board of Directors consists of eight directors. The Board of Directors met seven times during 2004. The Board of Directors schedules regular executive sessions at each meeting of the Board of Directors, in which the Company’s independent directors meet without management participation. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member. The Board expects all directors to attend annual meetings of stockholders, and all directors were in attendance at the 2004 Annual Meeting of Stockholders.

Audit Committee.   The Board of Directors has established an Audit Committee. Since the 2004 Annual Meeting of Stockholders, the members of this committee have been Messrs. Choate (Chair) and Schuster and Ms. Williams. The Board of Directors has determined that Mr. Choate is an “audit committee financial expert” as defined by the SEC and the NYSE. Mr. Choate’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial expert, are “independent” under the rules of the SEC and the NYSE. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met eight times during 2004. The Board of Directors has adopted a written charter for the

Audit Committee. A copy of the Audit Committee charter may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s web site (www.avalonbay.com). In accordance with SEC regulations, attached to this Proxy Statement as Exhibit A is a copy of the charter of the Audit Committee.

Compensation Committee.   The Board of Directors has established a Compensation Committee. Since the 2004 Annual Meeting of Stockholders, the members of this committee have been Ms. Williams (Chair) and Messrs. Healy and Peebler. The Board of Directors has determined that the members of the Compensation Committee are “independent” under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and administers the Company’s incentive compensation plans, including the Company’s Stock Incentive Plan. The Compensation Committee also reviews employment agreements and arrangements with officers. The Compensation Committee met three times during 2004. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s web site (www.avalonbay.com).

Nominating and Corporate Governance Committee.   The Board of Directors has established a Nominating and Corporate Governance Committee (the “Nominating Committee”). Since the 2004 Annual Meeting of Stockholders, the members of this committee have been Messrs. Schuster (Chair) and Primis. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are “independent” under the rules of the NYSE. The Nominating Committee was formed to, among other functions, identify individuals qualified to become Board members, consider policies relating to Board and committee meetings, recommend the establishment or dissolution of Board committees and address other issues regarding corporate governance. The Nominating and Corporate Governance Committee met ten times during 2004. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee charter may be obtained free of charge by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s web site (www.avalonbay.com).

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the qualifications set forth in the Company’s corporate governance guidelines, which include business and professional background; history of leadership or contributions to other organizations; function skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; and other board service. The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will consider various potential candidates for director which may come to the Nominating Committee’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any time during the year.

In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company’s Bylaws. See “Other

Matters—Stockholder Proposals for Annual Meetings” for a summary of these requirements. When nominations are properly submitted, the Nominating Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Nominating Committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s Bylaws to: Edward M. Schulman, Corporate Secretary, AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314.

Investment and Finance Committee.   The Board of Directors has established an Investment and Finance Committee. Since the 2004 Annual Meeting of Stockholders, the members of this committee have been Messrs. Healy (Chair), Blair, Choate, Meyer, and Schuster. The Investment and Finance Committee was formed to, among other things, review and monitor the acquisition, disposition, development and redevelopment of the Company’s communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met nine times during 2004.

Lead Independent Director.   To help assure sound corporate governance practices, the Board of Directors established, as of January 1, 2003, the position of Lead Independent Director and Mr. Primis currently serves in that role. Mr. Primis’ role as Lead Independent Director includes chairing meetings of the independent directors; helping to encourage and facilitate communications among the independent directors, the Chairman and management; facilitating communications among committees of the Board of Directors; and acting as a contact person for those who wish to communicate with the independent directors.

Independence of the Board.   The NYSE has adopted independence standards for companies listed on the Exchange, including the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating Committee to be independent. A director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In addition, the NYSE provides that:

•        A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

•        A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•        A director is not independent if (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•        A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship;

•        A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using the above standards for determining the independence of its members and based in part on the fact that none of the directors other than Messrs. Blair and Meyer has any material relationship with the Company other than in connection with his or her service as a director, has determined that all current directors are independent except for (i) Mr. Blair, who currently serves as the Company’s Chief Executive Officer and President, and (ii) Mr. Meyer, who, following his departure as Executive Chairman, had a consulting agreement with the Company that expired in May, 2003. Pursuant to the consulting agreement, Mr. Meyer agreed to serve as a consultant to the Company for three years following his May 2000 retirement and to, among other things, provide business advice and counsel to the Company with respect to business strategies and acquisitions, dispositions, development and redevelopment of multifamily rental properties. In addition to the consulting agreement, in connection with Mr. Meyer’s retirement the Company also entered into a Mutual Release and Separation Agreement and a Retirement Agreement. Pursuant to the Retirement Agreement, the Company will continue to pay the whole-life portion of the premiums of a life insurance policy on Mr. Meyer in accordance with the terms of a split dollar agreement relating thereto (described below).

Contacting the Board

You may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them c/o AvalonBay Communities, Inc., 2900 Eisenhower Ave., Suite 300, Alexandria, VA 22314, attention Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

Director Compensation

A director of the Company who is also an employee receives no additional compensation for his services as a director.

In accordance with the Stock Incentive Plan, on the fifth business day following each annual meeting of stockholders, each of the Company’s non-employee directors automatically receives a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $100,000 based on the last reported sale price of the Common Stock on the NYSE on the date five business days after the previous year’s annual meeting of stockholders. For 2004, each of the non-employee directors received a restricted stock or deferred stock grant of 2,318 shares of Common Stock ($100,000 divided by $43.14, the closing price of the Company’s Common Stock on May 21, 2003, the fifth business day following the May 14, 2003 annual meeting of stockholders). For 2005, each of the non-employee directors will receive a restricted stock or deferred stock grant of 1,998 shares of Common Stock ($100,000 divided by $50.04, the closing price of the Company’s Common Stock on May 12, 2004, the fifth business day following the May 5, 2004 annual meeting of stockholders). Subject to accelerated vesting under limited circumstances, all of such shares of restricted stock (or deferred stock awards) granted to non-employee directors vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company. In addition, non-employee directors receive an annual payment of $30,000 per year, payable in quarterly installments of $7,500. A non-employee director may elect to receive all or a portion of such cash payment in the form of a deferred stock award.

In consideration for serving as Lead Independent Director, Mr. Primis currently receives, in addition to the compensation described above, an annual fee of $30,000 payable in equal monthly installments of $2,500.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, during 2004 the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from the Company and its management.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Submitted by the Audit Committee

Bruce A. Choate (Chair)
Allan D. Schuster
Amy P. Williams

Fiscal 2003 and 2004 Audit Fee Summary

During fiscal years 2003 and 2004, the Company retained its principal independent auditors, Ernst & Young, to provide services in the following categories and approximate amounts:

	2003	2004
Audit fees	$203,750	$692,000
Audit related fees(1)	$206,350	$142,000
Tax fees(2)	$142,000	$145,000
All other fees	$0	0

(1)          Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.

(2)          Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Certain Relationships and Related Transactions

Mortgage Loan to Third Party Partnership.

Concurrently with Avalon Properties’ initial public offering in November 1993, Avalon Properties purchased an existing participating mortgage loan made to Arbor Commons Associates Limited Partnership (“Arbor Commons Associates”) that was originated by CIGNA Investments, Inc. The mortgage loan was secured by Arbor Commons Associates’ interests in the Avalon Arbor community. Avalon Properties purchased the mortgage loan from the lender, rather than purchasing the Avalon Arbor community from Arbor Commons Associates, to avoid the current recapture of certain low income housing tax credits by certain unaffiliated third party investors. The mortgage loan accrued interest at a fixed rate of 10.2% per annum, payable at 9% per annum. In October 2004, the Company received payment in full of the outstanding mortgage loan and the relationship between the Company and Arbor Commons Associates was terminated. Until May 2004, Mr. Blair was a partner of an entity that was the general partner of Arbor Commons Associates. However, Mr. Blair disposed of his entire interest in such entity to an unrelated third party in May 2004.

During 2004, the largest amount outstanding under the loan was approximately $32.4 million. In addition, the Company managed the Avalon Arbor community and received approximately $112,000 in 2004 from Arbor Commons Associates for rendering such management services.

Indebtedness of Management.

Since January 1, 2004, no executive officer or director of the Company has had any outstanding loan payable to or other indebtedness owed to the Company.

IV.   EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth, for each of the Company’s last three fiscal years, the annual compensation awarded to (a) the person who served as the Company’s chief executive officer during 2004 and (b) the four other executive officers of the Company who, on the basis of annual salary and bonus, were the most highly compensated officers of the Company other than the chief executive officer during 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position(1)	Year	Salary($)	Bonus($)(2)	Securities Underlying Options(#)(3)	Restricted Stock Awards($)(4)		All Other Compensation ($)(5)(6)(7)
Bryce Blair	2004	647,089	971,805	146,005	1,662,362	(8)	148,000
Chairman and Chief	2003	561,467	585,329	104,312	1,004,005	(9)	148,448
Executive Officer	2002	478,053	325,076	42,000	372,502	(10)	71,385
Timothy J. Naughton	2004	397,936	528,439	72,122	818,835	(11)	85,404
President	2003	370,549	343,499	56,246	619,850	(12)	85,541
	2002	350,000	210,263	24,000	172,896	(13)	40,496
Thomas J. Sargeant	2004	378,769	507,247	63,437	783,160	(14)	90,270
Executive Vice President,	2003	349,983	320,497	45,202	441,232	(15)	90,799
Chief Financial Officer and	2002	330,000	198,248	20,700	160,469	(16)	36,691
Treasurer
Samuel B. Fuller	2004	370,071	425,715	49,461	562,468	(17)	79,394
Executive Vice President-	2003	346,539	283,589	38,731	381,676	(18)	79,789
Development/ Construction	2002	330,000	227,933	23,994	172,860	(19)	39,596
Leo S. Horey	2004	298,475	305,794	40,317	470,064	(20)	41,052
Executive Vice President-	2003	290,425	180,731	33,576	330,114	(21)	41,428
Property Operations	2002	285,700	131,693	19,221	174,481	(22)	16,582

(1)          During 2004 and until February 23, 2005, Mr. Blair served as Chairman, Chief Executive Officer and President of the Company, and Mr. Naughton served as Chief Operating Officer of the Company. On February 23, 2005, the Company announced that Mr. Naughton was appointed to the position of President. Mr. Blair retains the titles of Chairman and Chief Executive Officer. The Company also announced that Mr. Fuller would leave the Company as of April 30, 2005.

(2)          Cash bonuses may be paid under the Company’s corporate bonus program in the discretion of the Compensation Committee to executive officers upon the attainment of performance-based criteria established by the Committee. For a general description of the program, see “Compensation Committee Report on Executive Compensation.”

(3)          The options to purchase Common Stock that are listed for 2004, 2003 and 2002 consist of options granted on February 11, 2005, February 12, 2004 and February 12, 2003, respectively, except that, in the case of Mr. Blair, the options listed for 2002 consist of 15,000 options granted on December 12, 2002 and 27,000 options granted on February 12, 2003.

(4)          With respect to all shares of restricted stock described in this table and in footnotes (8) through (22), except as may otherwise be noted, 20% of the shares vested on March 1 in the year of issuance and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, death or disability, or a change in control of the Company (as defined in the Stock Incentive Plan)) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares. As of December 31, 2004, the total holdings of restricted stock (i.e., shares still subject to vesting) of the Named Executive Officers and the market value of such holdings (based on the last reported sale price of the Common Stock on the NYSE on such date of $75.30) were as follows: Mr. Blair—28,442 shares ($2,141,683); Mr. Naughton—17,650 shares ($1,329,045); Mr. Sargeant—14,484 shares ($1,090,645); Mr. Fuller—11,097 shares ($835,604); and Mr. Horey—11,901 shares ($896,145). All of Mr. Fuller’s unvested shares of restricted stock will vest on his departure.

(5)          For 2004, includes (i) amounts contributed by the Company to the Named Executive Officers’ 401(k) accounts in the following amounts: Mr. Blair—$5,651; Mr. Naughton—$5,651; Mr. Sargeant—$5,651; Mr. Fuller—$5,651; and Mr. Horey—$5,651; (ii) premiums paid by the Company in February 2004 for Company-owned life insurance policies on the lives of the Named Executive Officers for which the Company has endorsed the respective policies so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were in the following amounts for each officer (such amounts representing payment of a whole-life premium with the intent of building cash value in the Company-owned policy): Mr. Blair—$135,638; Mr. Naughton—$76,180; Mr. Sargeant—$80,908; Mr. Fuller—$73,743; and Mr. Horey—$35,401; and (iii) premiums paid by the Company in 2004 for certain officers’ supplemental disability insurance in the following amounts: Mr. Blair—$6,711; Mr. Naughton—$3,573; and Mr. Sargeant—$3,711.

(6)          For 2003, includes (i) amounts contributed by the Company to the Named Executive Officers’ 401(k) accounts in the following amounts: Mr. Blair—$6,000; Mr. Naughton—$6,000; Mr. Sargeant—$6,000; Mr. Fuller—$6,000; and Mr. Horey—$6,000; (ii) premiums paid by the Company in February 2003 for Company-owned life insurance policies on the lives of the Named Executive Officers for which the Company has endorsed the respective policies so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were in the following amounts for each officer (such amounts representing payment of a whole-life premium with the intent of building cash value in the Company-owned policy): Mr. Blair—$135,711; Mr. Naughton—$76,240; Mr. Sargeant—$80,968; Mr. Fuller—$73,789; and Mr. Horey—$35,428; and (iii) premiums paid by the Company in 2004 for certain officers’ supplemental disability insurance in the following amounts: Mr. Blair—$6,737; Mr. Naughton—$3,301; and Mr. Sargeant—$3,831.

(7)          For 2002, includes (i) amounts contributed by the Company to the Named Executive Officers’ 401(k) accounts in the following amounts: Mr. Blair—$5,500; Mr. Naughton—$5,500; Mr. Sargeant—$5,500; Mr. Fuller—$5,500; and Mr. Horey—$5,500; (ii) premiums paid by the Company in February 2002 for the Named Executive Officers’ split dollar life insurance policies in the following amounts: Mr. Blair—$60,384; Mr. Naughton—$34,146; Mr. Sargeant—$27,336; Mr. Fuller—$34,096; and Mr. Horey—$11,082; and (iii) premiums paid by the Company in 2002 for certain officers’ supplemental disability insurance in the following amounts: Mr. Blair—$5,501; Mr. Naughton—$850; and Mr. Sargeant—$3,855.

(8)          Consists of 23,765 shares of restricted stock awarded as of February 11, 2005, valued at $69.95 per share.

(9)          Consists of 19,842 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(10)   Consists of (i) 3,000 shares of restricted stock awarded as of December 12, 2002 (20% of which were immediately vested and 20% of which vested on each anniversary thereafter), valued at $38.92 per share, and (ii) 7,100 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(11)   Consists of 11,706 shares of restricted stock awarded as of February 11, 2005, valued at $69.95 per share.

(12)   Consists of 12,250 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(13)   Consists of 4,800 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(14)   Consists of 11,196 shares of restricted stock awarded as of February 11, 2005, valued at $69.95 per share.

(15)   Consists of 8,720 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(16)   Consists of 4,455 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(17)   Consists of 8,041 shares of restricted stock awarded as of February 11, 2005, valued at $69.95 per share.

(18)   Consists of 7,543 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(19)   Consists of 4,799 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

(20)   Consists of 6,720 shares of restricted stock awarded as of February 11, 2005, valued at $69.95 per share.

(21)   Consists of 6,524 shares of restricted stock awarded as of February 12, 2004, valued at $50.60 per share.

(22)   Consists of 4,844 shares of restricted stock awarded as of February 12, 2003, valued at $36.02 per share.

Option Grants with respect to Fiscal Year 2004

The following table sets forth the options to purchase Common Stock granted with respect to the fiscal year ended December 31, 2004 to the Company’s Named Executive Officers.

Name	Number of Shares Underlying Options Granted (#)(1)(2)	Percent of Total Options Granted to Employees for Fiscal Year 2004	Exercise Price ($/Sh)	Grant Date	Expiration Date	Grant Date Present Value $(3)
Bryce Blair	146,005	20.79%	69.95	2/11/05	2/11/15	$930,052
Timothy J. Naughton	72,122	10.27%	69.95	2/11/05	2/11/15	$459,417
Thomas J. Sargeant	63,437	9.03%	69.95	2/11/05	2/11/15	$404,094
Samuel B. Fuller	49,461	7.04%	69.95	2/11/05	2/11/15	$315,067
Leo S. Horey	40,317	5.74%	69.95	2/11/05	2/11/15	$256,819

(1)          This chart excludes options granted on February 12, 2004 with respect to the fiscal year ended December 31, 2003, including the following amounts for the Named Executive Officers: Mr. Blair—104,312; Mr. Naughton—56,246; Mr. Sargeant—45,202; Mr. Fuller—38,731; and Mr. Horey—33,576. Those grants were disclosed in the Company’s Proxy Statement relating to its 2004 Annual Meeting of Stockholders.

(2)          A total of 702,211 options to purchase Common Stock were granted to employees of the Company with respect to the fiscal year ended December 31, 2004 including the options listed which were granted on the dates indicated. These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. The Company’s standard form of option agreement provides that all options will be forfeited upon a termination for cause. In addition, in the event of a termination for any of the following reasons, unvested options shall terminate and (subject to expiration of the original ten year term of the option) the individual will have the following time within which to exercise vested options: (i) six months following a termination of employment in the case of death; (ii) twelve months following a termination of employment due to disability; and (iii) three months following a termination for any other reason. The options provide for immediate vesting upon a change in control of the Company or retirement. The employment agreements for Messrs. Blair, Naughton, Sargeant, Fuller and Horey provide that options granted to them (i) shall be subject to accelerated vesting under certain circumstances as described in “Employment Agreements and Severance Arrangements” below, and (ii) shall, under certain circumstances, have exercise periods following a termination of employment that are nine to eighteen months longer than indicated above (e.g., an exercise period of one year, rather than three months, following a termination of employment without cause). All of Mr. Fuller’s options will vest on his departure and, in addition, the options granted to him on February 11, 2005 will not expire until February 11, 2010.

(3)          For the February 11, 2005 grants, the value is calculated using the Black-Scholes model with the following material assumptions: dividend yield of 5.50%, volatility of 17.56%, risk-free interest rates of 3.90%, actual number of forfeitures, and an expected life of approximately 7.0 years. The actual realized value will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

Option Exercises and Year-End Holdings

The following table sets forth the aggregate number of options to purchase Common Stock that were exercised in 2004 and the value of options held as of December 31, 2004 by the Company’s Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2004 and
Fiscal Year-End 2004 Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable(#)			Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable($)(1)
Bryce Blair	91,500	2,087,720	282,549	/	144,512	9,904,545	/	3,973,018
Timothy J. Naughton	82,659	2,303,134	148,055	/	84,824	5,347,434	/	2,388,933
Thomas J. Sargeant	171,430	2,924,018	111,713	/	70,309	3,671,330	/	1,992,223
Samuel B. Fuller	58,379	1,780,578	59,505	/	65,835	2,049,099	/	1,912,776
Leo S. Horey	119,859	1,934,313	26,191	/	56,282	835,493	/	1,624,574

(1)          Based on the last reported sale price of the Company’s Common Stock on the NYSE on December 31, 2004 of $75.30 per share.

Executive and Senior Officers

The following biographical descriptions set forth information with respect to the executive and senior officers of the Company, based on information furnished to the Company by each officer. There is no family relationship between any director, nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s Bylaws.

The Company’s Board of Directors has determined that Messrs. Blair, Naughton, Sargeant, Fuller, Horey, Morris and Schulman, and Mmes. Rothkopf and Dunn are executive officers of the Company within the meaning of Rules 3b-7 and 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Bryce Blair, 46, has been a director of the Company since May 2001. Mr. Blair has also served as the Company’s Chairman of the Board since January 1, 2002, Chief Executive Officer since February 1, 2001 and President from September 2000 through February 23, 2005. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the Merger, the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair worked for the Northeast Group of TCR from 1985 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Mr. Blair received his Masters degree in Business Administration from Harvard Business School in 1985. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the ULI, NMHC, YPO, and NAREIT, where he is on the Board of Governors. Mr. Blair has been nominated to stand for election to the Board of Directors of CarrAmerica Realty Corporation at its annual meeting of shareholders, scheduled for April 28, 2005.

Timothy J. Naughton, 43, has been President since February 23, 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Mr. Naughton has direct oversight of development, construction and investments, and plays an instrumental leadership role in other aspects of the Company’s business as well. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing the Company’s investment strategy for real estate and non-real estate related investments. Prior to becoming the Chief Investment Officer, Mr. Naughton served as the Company’s Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton is a member of the Multifamily Council of ULI and a member of NMHC, where he serves on the Executive Committee. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Thomas J. Sargeant, 46, has been Chief Financial Officer and Treasurer since the Merger. In addition, since January 2000, Mr. Sargeant has held the additional title of Executive Vice President and, prior to that, held the additional title of Senior Vice President. Mr. Sargeant is responsible for all of the financial operations of the Company, including capital markets/finance, financial reporting and financial services. Mr. Sargeant is also the chief officer in charge of information technologies. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina, where he was elected to Phi Beta Kappa and the Honors College.

Samuel B. Fuller, 43, has been Executive Vice President—Development and Construction for the Company nationally since February 2001. Prior to assuming that office, Mr. Fuller served as Senior Vice President—Development and Construction since January 2000. Prior to those positions, he had served since the Merger as the Company’s Regional Vice President—Development and Acquisitions, with responsibility in the Northeast and Pacific Northwest regions of the country. From August 1993 until the Merger, Mr. Fuller served as Avalon Properties’ Vice President of Development for Connecticut and New York. Mr. Fuller worked for the Northeast Group of TCR from 1989 until 1993 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Connecticut and New York state excluding Long Island. Mr. Fuller received his Masters of Business Administration in 1989 from Harvard Business School and has a Bachelor of Science Degree in Mechanical Engineering from the University of New Hampshire College of Engineering and Physical Sciences. On February 23, 2005, the Company announced that Mr. Fuller will be leaving the Company. His departure date is expected to be April 30, 2005.

Leo S. Horey, 42, Executive Vive President—Property Operations, is responsible for the management of all apartment communities for the Company. He has been Executive Vice President—Property Operations since January 2004 and was Senior Vice President—Property Operations from February 2001 through December 2003. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—Property Operations, primarily with oversight of the Company’s West Coast operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties with responsibility for numerous properties in Virginia, Maryland and the District of Columbia. Previously, Mr. Horey had worked for TCR since 1990, concentrating in acquisitions and dispositions. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill, where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

Charlene Rothkopf, 53, has been Executive Vice President—Human Resources since January 2004 and joined the Company in March 2000 as Senior Vice President—Human Resources. Ms. Rothkopf is responsible for all human resource activities within the Company, including compensation, benefits, payroll, employment, associate relations, associate communications, and training and development. Immediately prior to joining the Company, Ms. Rothkopf was founder and President of Human Capital Group, a management consulting firm specializing in strategic planning and human resource development. From 1996 to 1999, Ms. Rothkopf was Vice President of Operations Human Resources for Host Marriott

Services Corporation, and from 1993 to 1996 she was Vice President of Human Resources Planning and Development for Host Marriott Corporation. From 1983 to 1993, Ms. Rothkopf was employed by Marriott Corporation, most recently as Director of Benefit Operations. Ms. Rothkopf holds an undergraduate degree and a masters degree in administration and supervision from the University of Maryland, and she performed doctoral work at George Washington University in Human Resources Development and Management Science.

Lili F. Dunn, 36, is the Company’s Senior Vice President—Investments and since the Merger has had responsibility for the Company’s national acquisition, disposition and redevelopment activity as well as market research and portfolio management initiatives. Prior to the Merger, Ms. Dunn had similar responsibilities for Avalon Properties. Previously, Ms. Dunn was the Director of Business Development for TCR. Ms. Dunn is also the Managing Director of AvalonBay Value Added Fund, L.P., a discretionary institutional investment management fund formed by the Company during the first quarter of 2005. Ms. Dunn graduated with highest honors from the University of Michigan, where she earned a Bachelor of Business Administration. Ms. Dunn is also an Executive Member of the NMHC and Vice Chairman of the NMHC Finance Committee.

J. Richard Morris, 45, is the Company’s Senior Vice President—Construction and since February 23, 2005, has been the head of the Company’s construction group. Prior to that he had oversight responsibility for construction of garden style apartment communities throughout the Company since 2003 and throughout the Mid-Atlantic, Midwest and Northeast Regions since 2000. Mr. Morris joined Avalon Properties in 1996 and prior to joining the Company worked for regional residential developers in the Mid-Atlantic area constructing numerous large residential communities. Mr. Morris graduated cum laude from West Virginia State University with a B.S. in Building Construction. He also completed graduate courses in Engineering Management at the West Virginia College of Graduate Studies. Mr. Morris is a member of the National Association of Home Builders, where he has served on subcommittees for Codes and Standards.

Edward M. Schulman, 42, is the Company’s Senior Vice President—General Counsel and Secretary. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company, he was a corporate and securities partner at Goodwin, Procter & Hoar LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors.

David Bellman, 47, is the Company’s Senior Vice President—Construction, with responsibility for mid- and high-rise construction throughout all of the Company’s markets. Mr. Bellman joined AvalonBay in 1998 and prior to that spent 16 years with Boston Properties. Mr. Bellman studied Engineering Administration at George Washington University and is a member of the New York City Builders Congress.

Jonathan B. Cox, 47,  is the Company’s Senior Vice President—Development, with responsibility for all new development activity in the Mid-Atlantic and Midwest regions. Mr. Cox joined the Company in 2003 and has over 17 years of multifamily residential development experience, most recently as a Vice President with The Holladay Corporation. Mr. Cox graduated from Case Western Reserve University and has an M.B.A. from the Wharton School.

Frederick S. Harris, 53,  is the Company’s Senior Vice President—Development. He directs the Company’s development activities in New York City, Southern Westchester and Long Island. Prior to joining the Company in 1998, Mr. Harris was with The Trotwood Corporation. He received his A.B. from Williams College, his M.S. in Transportation, Planning and Engineering from Polytechnic Institute of New York, and his J.D. from NYU School of Law.

Dirk V. Herrman, 45,  is the Company’s Senior Vice President—Chief Marketing Officer, with responsibility for all marketing functions within the Company. Prior to joining the Company in 1999, Mr. Herrman was Vice President of Brand Marketing at Fruit of the Loom. Mr. Herrman holds a B.S. degree from Northwestern University, where he also attended the Institute of Advanced Advertising Studies.

Joanne M. Lockridge, 46,  is the Company’s Senior Vice President—Finance and is responsible for financial forecasting and budgeting, secured and unsecured financing activity, and capital market execution and strategy. Ms. Lockridge has been with the Company since the Merger, and prior to that with Avalon Properties since its formation in 1993. She earned her Masters in Finance degree from Fairfield University and her undergraduate degree, magna cum laude, from St. Anselm College.

William M. McLaughlin, 40,  is the Company’s Senior Vice President—Development, with responsibility for all of the Company’s development activity in Connecticut, Massachusetts and New Jersey, as well as wood-frame development activity in Westchester, NY. He has been with the Company or its predecessors since 1994. Before joining the Company, Mr. McLaughlin was with Lincoln Property Company, where he was responsible for multifamily development and acquisitions in eastern New England. Mr. McLaughlin received his Bachelors Degree in Economics from Harvard College in 1986.

Lawrence A. Scott, 42,  is the Company’s Senior Vice President—Development with responsibility for the Company’s development activities throughout Southern California. Prior to joining the Company in 2001, Mr. Scott served as Vice President for Archstone Communities Trust and Lincoln Property Company. Mr. Scott is a licensed CPA and real estate broker, and received his Bachelors Degree in Accounting from California State University, Fullerton.

Bernard J. Ward, 40,  is the Company’s Senior Vice President—Property Operations and has oversight responsibility for all West Coast property operations. He joined the Company in 1997 and prior to that was with New Plan Realty Trust. Mr. Ward received a liberal arts degree from the University of California at San Diego.

Stephen W. Wilson, 48,  is the Company’s Senior Vice President—Development, with responsibility for all development and redevelopment activity on the West Coast including Northern and Southern California and the Pacific Northwest. Prior to joining the Company in 1998, Mr. Wilson was a Senior Vice President and Chief Operating Officer for SU Development, Inc. of Bellevue, Washington and Senior Vice President of Continental Pacific, Inc. of Bellevue, Washington. Mr. Wilson received his B.A. in Business Administration (Accounting) from Washington State University. He is a member of The American Institute of Certified Public Accountants.

Employment Agreements and Severance Arrangements

The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been included as exhibits to the Company’s filings with the SEC.

Employment Agreements.   The Company has entered into employment agreements with each of the Named Executive Officers. These agreements, including current renewal terms, expire on varying dates between April 2005 and December 2006, but provide for automatic one-year renewals (or two-year renewals in the case of Mr. Blair) thereafter, unless an advance notice of non-renewal is provided by either party to the other in advance of the expiration of the employment term. If there is a “change in control” of the Company (as defined in the employment agreements), the employment agreements will be automatically extended for three years from the date of the change of control. The employment agreements provide that, in general, for one year following termination by the Company for Cause (as defined in the employment agreements) or termination by the executive (other than in the event of a constructive termination without Cause) prior to a change in control of the Company, the executive will not compete in the multifamily rental real estate business within 30 miles of residential real estate owned or managed by the Company. In addition, the agreements provide that for one year following termination for any reason, the executive will not solicit for employment any of the employees of the Company.

The officers’ base salaries will be reviewed annually and may be adjusted upward, but may not be decreased. In addition, each employment agreement provides that, commencing at the close of each fiscal year, the Company shall review the performance of the executive and may provide the executive additional compensation in the form of a cash bonus and long-term equity incentives such as stock options and restricted stock grants.

The employment agreements generally provide for termination and severance benefits in the case of a termination without Cause, a non-renewal of the agreement by the Company, or a voluntary resignation by the executive that is due to a constructive termination without cause (generally, (x) a change in control, (y) a material breach of the employment agreement or (z) a material change in the executive’s employment circumstances by the Company). The employment agreements for Messrs. Blair and Sargeant provide that if the executive is terminated without Cause or voluntarily resigns after a constructive termination without Cause, or in the event of a termination due to disability, the executive will be entitled to the following severance benefits: (i) cash in an amount equal to three times (two times in the case of a termination due to disability) the average of the sum of the current year’s and two preceding years’ (A) base salary, plus (B) cash bonus earned, plus (C) the value of stock and equity-based compensation awards granted (the value of which is to be determined by the Compensation Committee) (such average is referred to as the executive’s “Covered Average Compensation”); (ii) 36 months of medical and disability insurance benefits (24 months in the case of a termination due to disability); (iii) accelerated vesting of stock options and restricted stock awards; and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy in accordance with the terms of a split dollar agreement relating thereto (described below). The employment agreements with Messrs. Naughton, Fuller and Horey provide for generally similar severance benefits, but the cash amounts and periods for which the Company will reimburse medical and disability benefits are in some cases less than provided by the employment agreements with Messrs. Blair and Sargeant. In the event that any severance payment paid to an officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall make an additional severance payment to the executive (a “partial gross up payment”) to compensate such officer for the excise tax incurred. The partial gross up payment would be an amount such that the net amount retained by the officer, before accrual or payment of any Federal or state income taxes on the partial gross up payment but after accrual or payment of the excise tax on the partial gross up payment, is equal to the total excise tax on the severance payment.

In addition, if the Company elects not to renew the term of an employment agreement with Messrs. Blair or Sargeant, then upon the executive’s termination of employment, the Company must provide the executive with the following severance benefits: (i) one times Covered Average Compensation, (ii) 24 months of medical and disability insurance benefits, (iii) accelerated vesting of stock options and restricted stock awards and (iv) continued payment of the whole-life portion of the premiums due on a term life insurance policy for so long as such payments are due (or, if the Company is no longer permitted to pay these premiums, any substitute arrangements offered to other officers). In general, if the Company elects not to renew an employment agreement with Messrs. Naughton, Fuller or Horey, then, upon the executive’s termination of employment, the Company must provide the executive benefits that are comparable to those for Messrs. Blair and Sargeant, except that (i) accelerated vesting of equity awards and continued payment of life insurance premiums will only apply if the Company terminates the executive’s employment during the two-year period following the non-renewal, and (ii) with respect to cash and medical and disability insurance benefits, Messrs. Naughton, Fuller and Horey would only be entitled to: (a) one times the sum of the executive’s base salary for the current year plus one times the average cash bonus earned in the current year and preceding two years and (b) 12 months of medical and disability insurance benefits.

Other Severance Arrangements.   The Company’s agreements with its directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a “change of control” (as defined in these agreements) occurs. In addition, upon the retirement of an employee (as defined under the Stock Incentive Plan) (a) all of such employee’s options shall automatically vest and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee’s restricted shares of stock shall automatically vest. The Company adopted an Officer Severance Program for the benefit of those officers of the Company who do not have employment agreements. Under the program, in the event an officer who is not otherwise covered by a severance arrangement is terminated (other than for cause) within two years of a change in control (as defined) of the Company, such officer will generally receive a cash lump sum payment equal to the sum of such officer’s base salary and cash bonus, as well as accelerated vesting of stock options and restricted stock.

Agreement with Mr. Meyer.   In connection with Mr. Meyer’s retirement in May 2000 as Executive Chairman of the Company, the Company entered into a Mutual Release and Separation Agreement and a Retirement Agreement with Mr. Meyer. Pursuant to that agreement, the Company continues to pay the whole-life portion of the premiums on a life insurance policy on Mr. Meyer in accordance with the terms of a split dollar agreement relating thereto (described below).

Agreement with Mr. Fuller.   In connection with Mr. Fuller’s departure from the Company, which is expected to occur on April 30, 2005, Mr. Fuller is expected to enter into an agreement with the Company that provides the following:  (i) Mr. Fuller will provide consulting services to the Company for one year following his departure, (ii) the Company will pay to Mr. Fuller upon his departure approximately $2 million, (iii) the Company will award Mr. Fuller 1,628 shares of restricted stock and 13,581 options to purchase common stock in consideration of Mr. Fuller’s 2005 service through April 30, 2005, (iv) the Company will pay Mr. Fuller a prorated cash bonus for his partial-year 2005 service, and (v) the Company will continue to pay all premiums due and payable on an endorsement split-dollar life insurance policy in accordance with the terms of a Split Dollar Agreement relating thereto (described below). In addition, the Company will pay Mr. Fuller a lump sum cash amount equal to 24 months premiums on a disability policy and 24 months premiums on a medical policy. Mr. Fuller will agree not to solicit the employees of the Company for hire during his consulting period and for one year thereafter. Restricted shares and employee stock options owned by Mr. Fuller will vest upon his departure.

Endorsement Split Dollar Agreements.   The Company owns whole-life insurance policies with respect to Gilbert M. Meyer, a director, as well as for each named executive officer. The face amount of each policy is $2,500,000 (for Messrs. Meyer and Blair), $1,500,000 (for Messrs. Sargeant, Naughton and Fuller) and $750,000 (for Mr. Horey). The Company has endorsed each of these Company-owned policies such that in the event of the death of an insured the Company will be paid insurance proceeds equal to the cumulative premiums paid on the policy by the Company, with excess insurance proceeds being paid to the insured’s estate or named beneficiary.   In March 2005, the Company amended its prior arrangements with respect to these policies to provide that the Company will (i) pay the premiums due on each policy through 2017 (provided that the insured pays a portion of the premium equal to the current term rate for the insured’s age multiplied by the Insured’s current interest in the policy), (ii) after the last Company payment, withdraw cash from the policy equal to the cumulative premiums paid and (iii) thereafter assign the policy to the insured. In the case of the named executive officers, the Company will cease making premium payments, and will withdraw the cumulative premiums and assign the policy, earlier than 2017 in the event of the insured’s termination for cause or voluntary resignation without a constructive termination.

Compensation Committee Report on Executive Compensation

Composition of Compensation Committee.   The Compensation Committee currently consists of Amy P. Williams (Chair), John J. Healy, Jr., and Charles D. Peebler, Jr.. The following is a summary of the compensation policies of the Company.

Objectives of Executive Compensation.   The Company’s executive compensation program is intended to attract, retain and reward experienced, highly-motivated executives who are capable of leading the Company effectively and contributing to its long-term growth and profitability. The Company’s objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company’s stockholders.

The Company compensates its executive officers primarily through a combination of annual base salary, annual cash bonuses and annual awards under the Stock Incentive Plan. In recent years, and in setting compensation targets for 2004, the Committee’s guiding principle has been that the compensation of the officer group should be targeted so that in a year when the Company achieves target performance (as determined by the Committee) the officer group’s total compensation (including the value of restricted shares and employee stock options) would be at approximately the 75th percentile of compensation paid to officers with similar functions and positions at REITs (regardless of property type) that are similar in size to the Company. This principle has served only as a guide, and an officer could be targeted at more than or less than the 75th percentile based on performance, experience and tenure with the Company. In determining annual compensation targets consistent with this principle, the Committee has reviewed, in each of the last several years, including 2004, data provided by a third-party compensation consultant regarding compensation of various executives and other officers at REITs of similar size.

The Committee has also in recent years, including 2004, structured the compensation of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer with a view to setting the components of compensation so that, in a year when target performance is achieved, base salary, cash bonus and long-term equity would comprise approximately 25%, 25% and 50% of their total compensation, respectively. In the case of other senior officers, the allocation would be more evenly distributed so that base salary and cash bonus would be a greater percentage of total compensation.

Base Salary.   The Company establishes base salary levels for its key executives after reviewing their duties and making an evaluation of recent performance, after reviewing base salary levels and total compensation for key executives of comparable REITs, and after determining the appropriate level of total compensation for the executive in a year when target performance is achieved.

Cash Bonus.   Under the Company’s corporate bonus program, the Compensation Committee may award annual cash bonuses to officers for the achievement of specified performance goals by the Company, the individual and the individual’s business unit, with varying weightings applied to each category of goals based on the individual’s position within the Company. Each year, the Compensation Committee sets for each officer the threshold, target and maximum cash bonus that may be awarded to that officer if threshold, target or maximum goals are achieved. For bonuses granted in 2005 with respect to 2004, the Company-wide goals used in determining cash bonuses were (i) the achievement of a targeted level of Funds from Operations (“FFO”) per share, (ii) the achievement of growth in FFO per share as compared to a peer group of apartment REITs, (iii) the achievement of a targeted average fixed charge coverage ratio, (iv) the operating performance of development and construction activities as compared to the original budgeted performance, and (v) the effectiveness of management and progress on various corporate initiatives. The weightings applicable to each goal were set in advance. An evaluation of individual and business unit goals for each officer and business unit are recommended by the CEO to the Compensation Committee. The same categories of goals will be used to determine cash bonus awards to be granted in 2006 with respect to 2005.

Long-Term Incentive Awards.   Stock options and restricted stock granted under the Company’s Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of the Company’s Common Stock. Generally, options will vest over a period of three years and shares of restricted stock will vest over a period of four years. Each year, the Compensation Committee sets for each executive officer the threshold, target and maximum number of options and restricted shares that may be granted to that officer if threshold, target or maximum goals are achieved by the Company and the individual’s business unit. The Company goals for 2004 were (i) total shareholder return as measured on both an absolute basis (based on a three-year average) and a relative basis as measured against a peer group of apartment REITs, (ii) the multiple that the price of the Common Stock represents to the Company’s FFO per share, as measured against a peer group of apartment REITs, and (iii) the effectiveness of management and progress on various corporate initiatives. For awards to be granted in 2006 with respect to 2005, the same categories of goals will be used. The weightings applicable to each goal have been set in advance. The business unit goals for long-term incentive awards are the same as the business unit goals for determining cash bonuses, but with a different weighting. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests and expanding management’s long-term perspective.

Compensation Committee Procedures.   The Company’s executive compensation program is administered under the direction of the Company’s Compensation Committee, all members of which are independent under applicable NYSE standards. Final compensation determinations for each fiscal year are generally made in February of the following year after financial statements become available. At that time, cash bonuses and grants of stock options and restricted stock, if any, are determined based on the past year’s performance. Base salaries and threshold, target and maximum cash bonuses and long-term incentive awards for the following fiscal year are generally set in December of the prior year. At meetings held on November 19, 2004 and January 31, 2005, the Compensation Committee determined, and at a meeting held on February 11, 2005, the full Board of Directors ratified, the awards of annual cash bonuses, stock options and restricted stock described in the Summary Compensation Table included in this Proxy Statement. Final determinations as to compensation and bonus awards for the CEO are made by a vote of the independent directors only.

Compensation of the Chief Executive Officer.   The Compensation Committee considers the Company’s financial performance to be the principal determinant in the overall compensation package of the Chief Executive Officer. In determining the cash bonuses and long-term incentive awards that should be provided to this officer, the Compensation Committee considers the same financial criteria that are used for other officers. The Committee also considers individual performance of this officer in achieving his individual goals and objectives.

In his capacity as Chief Executive Officer, Mr. Blair received in 2004 as base salary $647,089, and the Compensation Committee believes that this amount, when considered together with the cash bonus and long-term equity incentive compensation, is consistent with the Company’s performance and his contributions to such performance and is in accord with industry practices. Based on the process and goals described above for determining bonuses, in February 2005, the Committee approved for Mr. Blair, with respect to 2004 performance, a cash bonus of $971,805 and an award of 23,765 shares of restricted stock and 146,005 options.

Compensation of Other Executive Officers.   The Company’s executive compensation program for other executive officers is based on the same Company-wide goals described above for the Chief Executive Officer, with varying individual and business unit goals. The Compensation Committee considers the evaluations and recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers of the Company. Based on the process and goals described above for determining bonuses, the Compensation Committee approved for the Named Executive Officers the cash bonuses and grants of options and restricted stock described in the Summary Compensation Table.

Section 162(m).   The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Submitted by the Compensation Committee:

Amy P. Williams (Chair)
John J. Healy, Jr.
Charles D. Peebler, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of John J. Healy, Jr. Charles D. Peebler, Jr., and Amy P. Williams. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a director).

V.   STOCK PERFORMANCE, STOCK OWNERSHIP AND OTHER INFORMATION

Stock Performance Graph

The following graph provides a comparison, from December 1999 through December 2004, of the cumulative total stockholder return (assuming reinvestment of dividends) among the Company, the Standard & Poor’s (“S&P”) 500 Index, and a peer group index composed of 21 publicly-traded apartment REITs, including the Company (the “NAREIT Apartment Index”). The NAREIT Apartment Index includes only REITs that invest directly or indirectly solely in the equity ownership of multifamily residential apartment communities. Upon written request to the Company’s Secretary, the Company will provide any stockholder with a list of the REITs included in the NAREIT Apartment Index.

	12/99	12/00	12/01	12/02	12/03	12/04
AvalonBay	100	152.41	151.93	133.91	174.41	287.86
NAREIT Apartment Index	100	135.49	147.24	138.21	173.43	233.65
S&P 500	100	90.90	80.09	62.39	80.29	89.02

The historical information set forth above is not necessarily indicative of future performance. Data for the NAREIT Apartment Index and the S&P 500 Index were provided to the Company by NAREIT.

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of the Common Stock as of December 31, 2004; (ii) each of the Company’s directors and Nominees as of February 1, 2005; (iii) each of the Named Executive Officers as of February 1, 2005; and (iv) all directors and executive officers as a group as of February 1, 2005, based on representations of officers and directors of the Company and filings through February 2005 received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of February 1, 2005 and are based upon 72,674,397 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Bryce Blair	493,146	(3)	*
Bruce A. Choate	59,425	(4)	*
Samuel B. Fuller	137,198	(5)	*
John J. Healy, Jr.	67,894	(6)	*
Leo S. Horey	94,253	(7)	*
Gilbert M. Meyer	1,437,607	(8)	1.97
Timothy J. Naughton	270,550	(9)	*
Charles D. Peebler, Jr.	34,432	(10)	*
Lance R. Primis	7,218		*
Thomas J. Sargeant	232,462	(11)(12)	*
Allan D. Schuster	53,409	(13)	*
Amy P. Williams	27,818	(14)	*
All directors and executive officers as a group (16 persons)	3,074,815	(15)	4.15
Cohen & Steers, Inc. 757 Third Avenue, New York, NY 10017	6,322,662	(16)	8.70
Morgan Stanley 1585 Broadway, New York, NY 10036	5,340,637	(17)	7.35
Deutsche Bank AG Taunusanlage 12, D-60325, Frankfurt am Main, Republic of Germany	4,804,155	(18)	6.61
LaSalle Investment Management, Inc. 200 East Randolph Drive, Chicago, IL 60601	3,924,494	(19)	5.40

*                    Less than one percent

(1)          The address for all directors and executive officers is AvalonBay Communities, Inc., 2900 Eisenhower Ave., Suite 300, Alexandria, Virginia 22314.

(2)          Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(3)          Includes (i) 343,519 shares issuable upon the exercise of stock options that vest on or before April 2, 2005 and (ii) 535 shares held indirectly for minor children.

(4)          Includes (i) 32,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, and (ii) 20,925 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5)          Includes 99,162 shares issuable upon the exercise of stock options that vest on or before April 2, 2005.

(6)          Includes (i) 51,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, and (ii) 16,894 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(7)          Includes (i) 53,862 shares issuable upon the exercise of stock options that vest on or before April 2, 2005 and (ii) 26,281 shares owned jointly with spouse.

(8)          Includes (i) 342,400 shares issuable upon the exercise of stock options that vest on or before April 2, 2005, (ii) 1,056,565 shares owned jointly with spouse, and (iii) 38,642 shares issuable in the future under deferred stock awards granted to Mr. Meyer in lieu of restricted stock awards pursuant to elections made under the Stock Incentive Plan.

(9)          Includes 187,381 shares issuable upon the exercise of stock options that vest on or before April 2, 2005.

(10)   Includes (i) 21,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005 and (ii) 8,432 shares issuable in the future under deferred stock awards granted to Mr. Peebler in lieu of a restricted stock award pursuant to an election under the Stock Incentive Plan.

(11)   Includes (i) 143,670 shares issuable upon the exercise of stock options that vest on or before April 2, 2005 and (ii) 1,352 shares held by Mr. Sargeant’s spouse.

(12)   Mr. Sargeant also holds 700 shares of the Company’s Series H Cumulative Redeemable Preferred Stock (representing less than 1% of such class).

(13)   Includes (i) 31,000 shares issuable under the exercise of stock options that vest on or before April 2, 2005 and (ii) 10,851 shares issuable in the future under deferred stock awards granted to Mr. Schuster in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(14)   Includes 21,000 shares issuable upon the exercise of stock options that vest on or before April 2, 2005.

(15)   Includes (i) 1,445,838 shares issuable upon the exercise of stock options that vest on or before April 2, 2005 and (ii) 95,744 shares issuable in the future under deferred stock awards.

(16)   The information reported includes 6,296,668 shares beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen & Steers Management”), a wholly owned subsidiary of Cohen & Steers, Inc. (“Cohen & Steers”), and 25,994 shares beneficially owned by Houlihan Rovers SA (“Houlihan”), a Belgian entity in which Cohen & Steers holds a 50% interest. The information reported is based upon a Schedule 13G filed with the SEC on February 14, 2005 reporting beneficial ownership as of December 31, 2004. This Schedule 13G indicates that Cohen & Steers Management and Houlihan are investment advisers registered under Section 203 of the Investment Advisers Act of 1940 and Cohen & Steers is a parent holding company. The Schedule 13G also indicates that (i) Cohen & Steers has shared voting power and shared dispositive power with respect to 25,994 shares, and (ii) neither Cohen & Steers Management nor Houlihan has any shared dispositive power or shared voting power with respect to the shares.

(17)   The information reported includes 4,769,613 shares beneficially owned by Morgan Stanley Investment Management Inc. (“Morgan Stanley Investment”), a wholly owned subsidiary of Morgan Stanley. Information reported is based upon a Schedule 13G filed with the SEC on February 15, 2005 reporting beneficial ownership as of December 31, 2004. The Schedule 13G indicates that Morgan Stanley Investment is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and Morgan Stanley is a parent holding company. The Schedule 13G also indicates that (i) Morgan Stanley has shared dispositive power with respect to 3,951,559 shares and shared voting power with respect to 4,923 shares and (ii) Morgan Stanley Investment has no shared dispositive power or shared voting power with respect to any of the shares.

(18)   The information reported includes 30,500 shares beneficially owned by Deutsche Investment Management Company Americas (“Deutsche Americas”), 5,300 shares beneficially owned by Deutsche Asset Management, Investment (“Deutsche Investment”), and 4,768,335 shares beneficially owned by RREEF America, LLC (RREEF”). The information reported is based upon a Schedule 13G filed with the SEC on January 27, 2005 reporting beneficial ownership as of December 31, 2004. The Schedule 13G indicates that Deutsche Americas, Deutsche Investment and RREEF are each investment advisors registered under the Investment Advisers Act of 1940 and Deutsche Bank AG is a parent holding company. The Schedule 13G also indicates that (i) Deutsche Bank AG has sole voting and dispositive power with respect to 4,804,155 shares and no shared voting or dispositive power with respect to any of the shares, (ii) Deutsche Americas has sole voting and dispositive power with respect to 30,500 shares and no shared voting or dispositive power, (iii) Deutsche Investment has sole voting and dispositive power with respect to 5,300 shares and no shared voting or dispositive power, and (iv) RREEF has sole voting and dispositive power with respect to 4,768,355 shares and no shared voting or dispositive power.

(19)   The information reported includes 3,401,739 shares beneficially owned by LaSalle Investment Management (Securities), L.P. (“LaSalle Securities”), a Maryland limited partnership, the limited partner of which is LaSalle Investment Management, Inc. (“LaSalle”) and the general partner of which is LaSalle Investment Management (Securities), Inc. Information reported is based upon a Schedule 13G filed with the SEC on February 15, 2005 reporting beneficial ownership as of December 31, 2004. The Schedule 13G indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that (i) LaSalle has shared dispositive power with respect to 522,755 shares and shared voting power with respect to 118,069 shares and (ii) LaSalle Securities has shared dispositive power with respect to 3,401,739 shares and shared voting power with respect to 3,098,669 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2004, all filing requirements applicable to the Insiders were timely satisfied, with the exception of the following:  Amendments to SEC Form 4s originally filed on behalf of Samuel B. Fuller on September 25, 2003 and Timothy J. Naughton on February 17, 2004 were filed with the SEC to correct one record keeping error relating to each Form 4 on February 17, 2004 and March 1, 2004, respectively. In connection with closing an Employee Stock Purchase Plan account, a fractional share of Common Stock owned by Edward M. Schulman was sold by the transfer agent and the sale of this fractional share was reported on June 7, 2004 rather than on the due date of May 21, 2004. John Healy, a director of the Company, timely filed a report on Form 4 in connection with a sale of Common Stock, which report disclosed ownership of 800 shares of Common Stock not previously included in prior reports under Section 16. Thomas J. Sargeant purchased 700 shares of the Company’s Series H Cumulative Redeemable Preferred Stock and the Form 4 relating to this transaction was filed on August 26, 2004 rather than on the due date of August 18, 2004.

VI.   OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2006 annual meeting of stockholders must be received by the Company by December 2, 2005. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our Bylaws as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2006 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company’s Bylaws, (A) not prior to December 2, 2005 nor later than January 1, 2006 or (B) in the event that the notice for the 2006 annual meeting of stockholders is sent out more than 30 days prior to or after April 1, 2006, (i) not earlier than the close of business on the 120th day prior to the date on which notice of the date of such meeting is mailed to stockholders, and (ii) not later than the close of business on the later of (x) the 90th day prior to the date of mailing of the notice for such annual meeting or (y) the 10th day following the day on which public announcement of the date of mailing of the notice for such annual meeting is first made. You may contact the Company’s Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

Exhibit A

AVALONBAY COMMUNITIES, INC.

AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

(As Amended and Restated by the Board of Directors at a Meeting held on May 6, 2004)

CONTENTS

I.      General Statement of Purpose

II.     Composition and Committee Mechanics

A.    Number of Members; Requirements; Limitation on Outside Compensation

B.     Appointment and Removal; Chair

C.     Delegation to Subcommittees

III.   Meetings

IV.   Oversight of the Independent Auditor

V.     Additional Authority and Responsibilities

A.    Financial Statements and Disclosures

B.     Company’s Relationship with the Independent Auditor

C.     Internal Audit Function

D.    Compliance Matters

VI.   Additional Matters

A.    Reports to the Full Board

B.     Minutes

C.     Evaluate Performance of Committee and Review Charter

D.    Resources

E.     Other

F.     Limitation of Audit Committee’s Role

AVALONBAY COMMUNITIES, INC.

AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

(As Amended and Restated by the Board of Directors at a Meeting held on May 6, 2004)

I.   General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Committee”) of AvalonBay Communities, Inc. (the “Company”) are to:

•       assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function; and

•       prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.   Composition and Committee Mechanics

A.   Number of Members; Requirements; Limitation on Outside Compensation.   The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange. Each member of the Audit Committee shall be financially literate (or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), as such qualification is interpreted by the Board in its business judgment. At least one member of the Audit Committee shall meet the requirements for being a “financial expert” under the rules promulgated by the SEC, unless the Board affirmatively determines otherwise and discloses such matter in the Company’s annual proxy statement.

No member of the Audit Committee may simultaneously serve on the audit committee of more than two other issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

A member of the Audit Committee may not, other than in his or her capacity as a director, member of the Audit Committee or any other committee established by the Board, receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fee.

B.   Appointment and Removal; Chair.   The members of the Audit Committee shall be appointed annually, or as needed when vacancies occur, by the Board following consideration of the recommendations of the Nominating and Corporate Governance Committee and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Audit Committee to be Chairman of the Committee. The Chairman shall set the agendas for Committee meetings and, unless not in attendance due to unexpected circumstances, shall chair all regular sessions of the Committee.

C.   Delegation to Subcommittees.   The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

III.   Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Audit Committee may meet in person or by telephone conference call or other communications equipment by means of which all persons participating in the meeting can hear each other.

Periodically, the Audit Committee shall also meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

All independent directors who are not members of the Committee may attend meetings of the Committee, but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.   Oversight of the Independent Auditor

•       The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

•       The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

•       The Audit Committee shall instruct the independent auditor that the independent auditor shall report directly to the Audit Committee.

•       The Audit Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

•       The Audit Committee shall request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

V.   Additional Authority and Responsibilities

The Audit Committee, to the extent it deems necessary or appropriate or is required by applicable laws, rules or regulations or NYSE listing standards, shall:

A.   Financial Statements and Disclosures

1.   Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including (a) all critical accounting policies and practices used or to be used by the Company, (b) the Company’s disclosures “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and (c) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements, prior to the filing of the Company’s Annual Report on Form 10-K.

2.   Review and discuss with management and the independent auditor (1) the Company’s quarterly financial statements and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) such issues as may be brought to the Audit Committee’s attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements, prior to the filing of its Form 10-Q.

3.   Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

4.   Review and discuss analyses or quarterly reports from the independent auditors on:

a.                 All critical accounting policies and practices to be used.

b.                All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.                 Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.   Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) and may include, in the Committee’s discretion, the discussion of terms commonly used by real estate investment trusts to describe results of operations such as Funds from Operations, same store results, net operating income and EBITDA. The Audit Committee need not discuss in advance each earnings release or each instance in which the Company provides earnings guidance.

6.   Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.   Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, including without limitation the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management. The Committee may also review and make recommendations to the full Board of Directors regarding director and officer indemnification and insurance matters.

8.   Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards 61 (SAS 61), as amended, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.   The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) any audit problems or difficulties and management’s response thereto. This review shall include:

(a)          any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information,

(b)         any significant disagreements with management and

(c)          a discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

This review may also include:

(d)         any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

(e)          any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement; and

(f)            any management or internal control letter issued, or proposed to be issued, by the auditors.

10.         Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

11.         Based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor’s independence, the Audit Committee shall make a recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

12.         The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

B.   Company’s Relationship with the Independent Auditor

13.         Review and evaluate the lead partner of the independent auditor team.

14.         Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.         Ensure the rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

16.         The Audit Committee shall set clear policies with respect to the Company’s potential hiring of current or former employees of the independent auditor.

17.         Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

C.   Internal Audit Function

18.         Review and evaluate the performance, budget and staffing of the Company’s internal auditing function and review the internal audit plan.

19.         Review any significant reports to management prepared by the person(s) or firm performing the internal auditing function and management’s responses.

20.         Discuss with the independent auditor and management, and report to the Board with respect to, the internal auditing function and its responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit plan.

D.   Compliance Matters

21.         The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

22.         Discuss with management and the independent auditor legal and regulatory requirements applicable to the Company and its subsidiaries and the Company’s compliance with such requirements. After these discussions, the Audit Committee may, if it determines it to be appropriate, make recommendations to the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations. The Audit Committee shall discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company’s financial statements or its compliance policies and procedures.

23.         Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

VI.   Additional Matters

A.   Reports to the Full Board.   The Committee shall report regularly to the Board of Directors with respect to matters that are relevant to the Committee’s discharge of its responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

B.   Minutes.   The Committee shall maintain minutes or other records of meetings and activities of the Committee.

C.   Evaluate Performance of Committee and Review Charter.   The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any amendments or modifications to this Charter that the Committee deems appropriate. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

D.   Resources.   In discharging its responsibilities, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Committee may consult. The Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Committee or meet with any members of or advisors to the Committee. The Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice, information and other assistance in connection with carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

E.   Other.   The Audit Committee may perform such other functions as may be requested by the Board from time to time.

F.   Limitation of Audit Committee’s Role.   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. In addition, it is not the responsibility of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations.

AVALONBAY COMMUNITIES, INC. 2900 EISENHOWER AVENUE SUITE 300 ALEXANDRIA, VA 22314	Please take a moment now to authorize a proxy to vote your shares of AvalonBay Communities, Inc. common stock at the 2005 Annual Meeting of Stockholders.
YOU CAN AUTHORIZE A PROXY TO VOTE YOUR SHARES TODAY IN ONE OF THREE WAYS:

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions provided on the web site.

VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AVALN3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVALONBAY COMMUNITIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1
1.

To elect the following eight individuals to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualify: (01) Bryce Blair, (02) Bruce A. Choate, (03) John J. Healy, Jr., (04) Gilbert M. Meyer, (05) Charles D. Peebler, Jr., (06) Lance R. Primis, (07) Allan D. Schuster, and (08) Amy P. Williams.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.	For ☐	Against ☐	Abstain ☐
3.	To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If executed by a company or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AVALONBAYCOMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2005, 9:00 A.M. LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at the Hilton Alexandria Old Town, 1767 King Street, Alexandria, VA, 22314 on May 11, 2005, 9:00 a.m. local time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.  IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.  THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

SEE REVERSE		SEE REVERSE
SIDE	PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE	SIDE